UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 4, 2011

Date of Report

(Date of Earliest Event Reported)

REFLECT SCIENTIFIC, INC.

(Exact Name of Registrant as Specified in its Charter)

UTAH	000-31377	87-0642556
(State or Other Jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1270 South 1380 West

Orem, Utah  84058

(Address of Principal Executive Offices)

(801) 226-4100

Registrant's Telephone Number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

On April 4, 2011, the Board of Directors of Reflect Scientific, Inc., a Utah corporation (the “Company”), acting at a duly noticed meeting, unanimously voted to issue a total of 3,100,000 “unregistered” and “restricted” shares of the Company’s common stock to Smith Corporate Services, Inc., a Utah corporation (“S.C.S.”), in consideration of S.C.S.’s advancement of significant legal, public relations and miscellaneous other Company expenses by S.C.S. totaling approximately $55,000 over a period of one year, as well as the valuable consulting services rendered by S.C.S. during the last two years.

At the same Board of Directors meeting, with Company CEO and director Kim Boyce abstaining from the discussion and temporarily leaving the meeting room, the remaining Board members unanimously voted to issue to Mr. Boyce 7,800,000 “unregistered” and “restricted” shares of common stock in consideration of the following:

•

Mr. Boyce’s agreement to cancel his options to purchase up to 4,800,000 shares of the Company’s common stock at a price of $0.135 per share;

•

The reduction in Mr. Boyce’s salary from $105,000 in 2009 to $100,960 in 2010;

•

Mr. Boyce’s willingness to go without incentive pay for the past five years; and

•

Mr. Boyce’s exhibition of outstanding leadership as he has managed the Company through the difficult economic climate of recent years.  He has made the hard decision to scale back the Company’s operations to conserve cash and ensure the Company’s survival, while working to identify potential acquisition targets that match the Company’s core business and that will bring value to stockholders and profitability to the Company.

The issuance of these shares was also made in recognition of the fact that Mr. Boyce’s current compensation is less than industry averages and to induce Mr. Boyce to continue with the Company in the future.

The Company issued these shares to S.C.S. and to Mr. Boyce in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, on the basis that both S.C.S. and Mr. Boyce are “accredited investors” as defined in Rule 501(a) of Regulation D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

REFLECT SCIENTIFIC, INC.

Date:  April 6, 2011

By:  /s/ Kim Boyce

Kim Boyce, Chief Executive Officer